UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 20, 2025

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Corte Madera, California 94925

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	RH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2025, the Board of Directors of RH (“RH” or the “Company”) approved the appointment of Lisa Chi to the position of President, Co-Chief Creative & Merchandising Officer of the Company. Ms. Chi will work alongside the Company’s current President, Chief Creative & Merchandising Officer, Eri Chaya.

Ms. Chi, age 50, is rejoining the Company after having served as Chief Merchandising Officer of Arhaus, Inc. since July 2021. Ms. Chi previously served as a consultant in merchandising and product development at Arhaus, LLC from March 2021 to June 2021. Prior to that, Ms. Chi served as Senior Vice President of Merchandising for Upholstery at RH from March 2017 to June 2020. Previously, Ms. Chi served as Senior Vice President and General Merchandise Manager of Stores, Digital, and Catalog at Talbots from July 2014 to March 2016. Ms. Chi holds a Bachelor of Arts in Public Policy from Stanford University.

In connection with her appointment, Ms. Chi will receive an annual base salary of $1,000,000 with guaranteed increases of $100,000 per year in the next two years of her employment and will receive (i) a restricted stock unit (“RSU”) grant for 20,000 shares of the Company’s common stock that will vest through the end of the third fiscal year after her start date, and (ii) a grant of options to purchase 50,000 shares of the Company’s common stock, which will vest ratably on each of the first five anniversaries of her start date. Ms. Chi also will participate in the Company’s Leadership Incentive Program (“LIP”), with a target payout of 50% of her base salary and a guaranteed payout of the target amount for the first three years, subject to Ms. Chi’s continuous service to the Company on each applicable payment date under the LIP.

RH also entered into a compensation protection agreement (the “Compensation Protection Agreement”) with Ms. Chi, which provides that in the event of termination of Ms. Chi’s employment by the Company without “Cause” or in the event of termination of employment by Ms. Chi for “Good Reason” (as such terms are defined in the Compensation Protection Agreement), Ms. Chi would be entitled to receive compensation equal to her base salary and continued vesting of her initial equity awards for a period of 24 months after separation subject to certain terms and conditions as provided in the Compensation Protection Agreement.

There are no arrangements or understandings between Ms. Chi and any other persons in connection with Ms. Chi’s appointment, nor is there any family relationship that exists between Ms. Chi and any of the Company’s directors or executive officers.

There are no related party transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which Ms. Chi or any of her immediate family members has (or will have) an interest that would require disclosure under Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On May 20, 2025, RH issued a press release announcing Ms. Chi’s appointment, a copy of which is furnished hereto as Exhibit 99.1.

The information provided in this Item 7.01, including Exhibit 99.1 of this Current Report on Form 8-K, is intended to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated May 20, 2025
104	Cover Page Interactive Data File--the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 27, 2025	By:	/s/ Jack Preston
Jack Preston
Chief Financial Officer